Exhibit 10.1

CONTACT:

Investors:	Financial Media:
Douglas A. Fox, CFA	Tim Dreyer
VP, Investor Relations	Zebra Technologies
+1 847 793 6735	+1 847 793 5677
dfox@zebra.com	tdreyer@zebra.com

1.	Richard Keyser Appointed to Zebra Technologies’ Board of Directors

W. W. Grainger chairman brings deep experience in distribution,

product sourcing and customer service to Zebra’s board

Vernon Hills, IL, June 16, 2008 — Zebra Technologies Corporation (NASDAQ: ZBRA) today announced that Richard L. Keyser has been appointed to its board of directors. With this appointment and the election of Andrew Ludwick also announced today, Zebra’s board is now comprised of seven members, with five independent directors.

Since 1997, Mr. Keyser, 65, has served as chairman of W. W. Grainger, Inc., a leading international distributor of maintenance, repair and operating (MRO) supplies. He recently retired as chief executive officer of the company, a position he held since 1995. Mr. Keyser joined Grainger in 1986 and became a director in 1992. In his career, he also held positions at NL Industries and Cummins Engine Company. Mr. Keyser received a bachelor’s degree in nuclear science from the United States Naval Academy in 1964 and served in the Navy’s submarine service. He was awarded an MBA from the Harvard Business School in 1971. In addition to Grainger, Mr. Keyser is a director of the Principal Financial Group and the Rohm & Haas Company.

“Richard Keyser’s experience in leading companies to achieve operational excellence and deliver superior customer service will help Zebra realize its goals,” said Anders Gustafsson, chief executive officer. “He has had great success in building distribution in international regions, notably China, and global product sourcing. We are pleased to have further expertise in these strategically important areas with the addition of Richard Keyser to the board.”

—more—

Richard Keyser Appointed to Zebra Technologies Board of Directors, page 2

Zebra Technologies Corporation helps companies identify, locate and track assets, transactions and people with on-demand specialty digital printing and automatic identification solutions. In more than 100 countries around the world, more than 90 percent of Fortune 500 companies use innovative and reliable Zebra printers, supplies, RFID products and software to increase productivity, improve quality, lower costs, and deliver better customer service. Information about Zebra and Zebra-brand products can be found at http://www.zebra.com.

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